Exhibit 10.16

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) is made by and between Roxanne Oulman (“Executive”) and Thoratec Corporation, a California corporation (the “Company”), effective as of the date Executive signs this Agreement (the “Effective Date”) with reference to the following facts:

A.            Executive’s employment with the Company will end effective upon the Termination Date (as defined below).

B.            Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to the Executive and the services of Executive to be performed during the term of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.             Termination Date. Executive acknowledges and agrees that her status as an employee of the Company will end effective as of March 21, 2013 or such earlier date as determined by the Company or Executive (the “Termination Date”) and that her status as an executive officer of the Company shall end effective as of the Effective Date hereof.

2.             Continued Employment.

(a)           Employment Period. From the Effective Date through the Termination Date (the “Employment Period”), Executive shall remain employed by the Company in the non-executive position of Vice President of Finance, reporting to the Chief Financial Officer of the Company, and Executive shall make herself available upon the Company’s request to provide services in Executive’s areas of expertise and work experience and responsibility, including but not limited to financial, accounting and auditing matters, and such other duties as shall be assigned by the Company’s Chief Financial Officer or any other officer of the Company designated by the Chief Financial Officer, including assistance with the transition of her duties and responsibilities to other employees and the recruitment of financial, accounting and auditing personnel to the Company, (collectively, the “Transition Duties”).

(b)           Salary and Benefits Continuation. During the Employment Period, Executive will be paid base salary at the rate of $ $241,123.58 per annum or approximately $9,273.98 per bi-weekly increment, accrue paid vacation, and be eligible for all employee benefit plans available to executives of the Company through the Termination Date. All payments made to Executive during the Employment Period will be subject to standard payroll deductions and withholdings.

(c)           Continued Vesting. During the Employment Period, Executive’s equity awards shall continue to vest in accordance with their terms.

(d)           Protection of Information. Executive agrees that, during the Employment Period and thereafter, Executive will not, except for the purposes of performing the Transition Duties, seek to obtain any confidential or proprietary information or materials of the Company.

3.             Final Paycheck. As soon as administratively practicable on or after the Termination Date, the Company will pay Executive all accrued but unpaid base salary and all other amounts required by applicable law through the Termination Date, subject to standard payroll deductions and withholdings. Following the Termination Date, Executive shall be eligible to elect health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”)under the Company’s group health plan. Executive is entitled to the payments and benefits set forth in this Section 3 regardless of whether Executive executes this Agreement or a Release of Claims (as defined below).

4.             Separation Payments and Benefits. In the event, Executive remains employed by the Company and continues to provide the Transition Duties through March 21, 2013 or Executive’s employment with the Company is terminated by the Company without Cause (as defined below), then, without admission of any liability, fact or claim, the Company hereby agrees, subject to the execution of this Agreement and, on or within thirty days following the Termination Date, the General Release of Claims attached hereto as Exhibit A (the “Release of Claims”) and Executive’s performance of her continuing obligations pursuant to this Agreement, any offer letter or employment agreement between Executive and the Company, any confidential or proprietary information agreement between Executive and the Company and any other material agreement between Executive and the Company, to provide Executive the severance benefits set forth below. Specifically, the Company and Executive agree as follows:

(a)           Severance. As soon as administratively practicable following the date the Release of Claims becoming no longer subject to revocation the Company shall make a lump sum payment to Executive in an amount equal to $241,123.58, which constitutes one times Executive’s annual base salary as in effect prior to the Effective Date.

(b)           Business Expenses. The Company shall reimburse Executive for all outstanding expenses incurred prior to the Termination Date which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses.

(c)           Stock Options. In accordance with the terms of Executive’s option agreements, Executive will have three months following the Termination Date in which to exercise Executive’s vested options. If by the date that is three months following the Termination Date Executive has not exercised her vested options in accordance with Executive’s option agreements, such options shall terminate and be of no further effect. Also in accordance with the terms of Executive’s option agreements, effective on the Termination Date, all of Executive’s unvested options to purchase Company common stock will be forfeited, cancelled and of no further effect.

(d)           Restricted Stock Units. Executive’s 6,000 restricted stock units that remain outstanding under Grant Number 01009451 awarded on June 15, 2011 (the “Accelerated RSUs”) shall vest in full on the date the Release of Claims becomes effective and irrevocable, with the shares subject thereto delivered in accordance with Executive’s restricted stock unit agreement. Effective on the Termination Date, all of Executive’s restricted stock and restricted stock units, other than the Accelerated RSUs, will be forfeited, cancelled and of no further effect.

(e)           2012 FY Executive Incentive Plan- Personal Achievement Level. For the purposes of calculating Executive’s achievement under the Company’s 2012 fiscal year Executive Incentive Plan (the “DP”), the Executive’s personal objectives under the EIP, which constitute 20% of her total target bonus payout per the terms of the EIP, are hereby stipulated to have been achieved at 90% (e.g., 90% of the 20% personal objectives, meaning a total personal objectives achievement level of 18%). Notwithstanding anything in the preceding sentence to the contrary, the financial objectives under the EIP and the Company’s “Financial Performance Goals and Payout,” as described in the EIP, shall be calculated consistent with the manner calculated for all other participants under the EIP and any payouts due to Executive pursuant to the EIP shall be paid during 2013 on the same time schedule as payments are made to the other participants under such plan.

(f)            Taxes. Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions. To the extent any taxes may be payable by Executive for the benefits provided to her by this Agreement beyond those withheld by the Company, Executive agrees to pay them herself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by her to make required payments. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(g)           Sole Separation Benefit. Executive agrees that the payments and equity acceleration benefits provided by this Section 4 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement and the Release of Claims. Executive acknowledges and agrees that the payments referenced in this Section 4 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement and the Release of Claims.

(h)           Cause. For the purposes of this Agreement, “Cause” shall mean (i) Executive’s material misappropriation of personal property of the Company (including its subsidiaries) that is intended to result in a personal financial benefit to Executive or to members of Executive’s family, (ii) Executive’s conviction of, or plea of guilty or no contest to, a felony, which the Company reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) Executive’s act of gross negligence or willful misconduct (including but not limited to any willfully dishonest or fraudulent act or omission) taken in connection with the performance or intentional nonperformance of any of Executive’s duties and responsibilities as an employee or continued neglect of Executive’s duties to the Company (including its subsidiaries), or (iv) Executive’s continued failure to provide the Transition Duties after there has been delivered to Executive a written demand for performance from the Company that describes the basis for its belief that Executive has not performed the Transition Duties and Executive fails to cure such failure to the Company’s reasonable satisfaction, if such act or omission is reasonably capable of being cured, no later than five (5) business days following delivery of such written demand.

(i)            Termination for Cause; Voluntary Termination. For the avoidance of doubt, in the event Executive’s employment with the Company is terminated by the Company for Cause, by Executive for any reason, on account of death or on account of permanent disability, in each case, prior to March 21, 2013, then Executive shall not be entitled to the payments and benefits provided under this Section 4.

5.             Full Payment. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of her employment with the Company and the termination thereof.

6.             Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 6, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.

(a)           On behalf of Executive and Executive’s heirs and assigns, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act, as amended; the Fair Labor Standards Act, as amended; the Employee Retirement Income Security Act; the Civil Rights Act; the Family and Medical Leave Act; the Americans with Disabilities Act; the False Claims Act; the Worker Adjustment and Retraining Notification Act; the Sarbanes-Oxley Act; any other local, state or federal law governing discrimination in employment and/or the payment of wages and benefits including, without limitation, the California Fair Employment and Housing Act, the California Family Rights Act and the California Labor Code; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)           Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)            Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)           Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)          Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iv)          Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;

(v)           Claims for indemnification under the Company’s By-laws, California Labor Code Section 2802 or any other applicable law; and

(vi)          Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.

(c)           EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

7.             Non-Disparagement, Transition, Transfer of Company Property and Limitations on Service. Executive further agrees that:

(a)           Non-Disparagement. Executive agrees that she shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, shareholders or employees, either publicly or privately. The Company agrees, on behalf of its affiliates and its directors and officers, that it shall not disparage, criticize or defame the Executive, either publicly or privately. Nothing in this Section 7(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency.

(b)           Transition. Each of the Company and the Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company.

(c)           Transfer of Company Property. On or before the Termination Date, Executive shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which she had in her possession, custody or control at the time she signed this Agreement.

8.             Executive Representations. Executive warrants and represents that (a) she has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on her behalf,she will immediately cause it to be withdrawn and dismissed, (b) she has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which she may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to her, except as provided in this Agreement, (c) she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms.

9.             No Assignment. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any affiliate of the Company because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company or any affiliate of the Company against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

10.          Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.

11.          Miscellaneous. This Agreement and the General Release of Claims attached as Exhibit A hereto constitute the entire agreement between the parties with regard to the subject matter hereof. The Company and Executive acknowledge that the termination of the Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Code, and the related Department of Treasury regulations. Executive acknowledges that there are no other agreements, written, oral or implied, and that she may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by Executive and the President and Chief Executive Officer of the Company and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

12.          Maintaining Confidential Information. Executive reaffirms her obligations under her Employee Confidential Information and Invention Assignment Agreement executed on February 19, 2004 (the “Confidentiality Agreement”). Executive acknowledges and agrees that the payments provided in Section 4 shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement.

13.          Executive’s Cooperation. After the Termination Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company during her employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during her employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment.

(Signature page(s) follow)

IN WITNESS WHEREOF, the undersigned have caused this Transition and Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: October 10, 2012

/s/ Roxanne Oulman
Roxanne Oulman

THORATEC CORPORATION
DATED: October 10, 2012

	By:	/s/ Gerhard F. Burbach
Gerhard F. Burbach
President and Chief Executive Officer

S-1

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of                                      , 2013, between Roxanne Oulman (the “Executive”) and Thoratec Corporation, a California corporation (the “Company”) (collectively referred to herein as the “Parties”), effective eight days after Executive’s signature hereto (the “Effective Date”), unless Executive revokes her acceptance of this Release as provided in Paragraph 1(c), below.

1.             Executive’s Release of the Company. Executive understands that by agreeing to this Release, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Release.

(a)           On behalf of Executive and Executive’s heirs and assigns, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended; the Equal Pay Act, as amended; the Fair Labor Standards Act, as amended; the Employee Retirement Income Security Act; the Civil Rights Act; the Family and Medical Leave Act; the Americans with Disabilities Act; the False Claims Act; the Worker Adjustment and Retraining Notification Act; the Sarbanes-Oxley Act; any other local, state or federal law governing discrimination in employment and/or the payment of wages and benefits including, without limitation, the California Fair Employment and Housing Act, the California Family Rights Act and the California Labor Code; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)           Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)            Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)           Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)          Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iv)          Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;

(v)           Claims for indemnification under the Company’s By-laws, California Labor Code Section 2802 or any other applicable law; and

(vi)          Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.

(c)           In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:

(i)            Executive has the right to consult with an attorney before signing this Release;

(ii)           Executive has been given at least twenty-one (21) days to consider this Release;

(iii)          Executive has seven (7) days after signing this Release to revoke it, and Executive will not receive the severance benefits provided by Section 4 of that certain Transition and Separation Agreement entered into between the Parties as of October 10, 2012 (the “Transition and Separation Agreement”) unless and until such seven (7) day period has expired. If Executive wishes to revoke this Release, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. on the 7th day following Executive’s execution of this Release to Glen Sunnergren, Vice President, Human Resources, 6035 Stoneridge Drive, Pleasanton, California 94588, fax: (925) 738-0074.

(d)           EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

2.             Executive Representations. Executive represents and warrants that:

(a)           Executive has returned to the Company all Company property in Executive’s possession;

(b)           Executive is not owed wages, commissions, bonuses or other compensation, other than wages through the Termination Date (as defined in the Transition and Separation Agreement) and any accrued, unused vacation earned through such date, and any payments that become due under Section 4(a) of the Transition and Separation Agreement;

(c)           During the course of Executive’s employment Executive did not sustain any injuries for which Executive might be entitled to compensation pursuant to worker’s compensation law or Executive has disclosed any injuries of which she is currently, reasonably aware for which she might be entitled to compensation pursuant to worker’s compensation law;

(d)           From the date Executive executed the Transition and Separation Agreement through the date Executive executes this Release, Executive has not made any disparaging comments about the Company, nor will Executive do so in the future; and

(e)           Executive has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will Executive do so in the future, except as specifically allowed by this Release.

3.             Maintaining Confidential Information. Executive reaffirms her obligations under her Employee Confidential Information and Invention Assignment Agreement executed on December 29, 2006 (the “Confidentiality Agreement”). Executive acknowledges and agrees that the payments provided in Section 4 of the Transition and Separation Agreement shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement.

4.             Cooperation With the Company. Executive reaffirms her obligations to cooperate with the Company pursuant to Section 13 of the Transition and Separation Agreement.

5.             Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

6.             Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

7.             Integration Clause. This Release and the Transition and Separation Agreement contain the Parties’ entire agreement with regard to the transition and separation of Executive’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written, including without limitation the Separation Benefits Agreement between Executive and the Company dated June 10, 2011. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and the President and Chief Executive Officer of the Company.

8.             Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

9.             Intent to be Bound. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

(Signature page(s) follow)

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

EXECUTIVE	THORATEC CORPORATION

Roxanne Oulman	By: Gerhard F. Burbach
Title: President and Chief Executive Officer

Date:	Date: